UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: December 31, 2018

Red Oak Capital Fund II, LLC
(Exact name of issuer as specified in its charter)

Delaware	82-3269349
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

625 Kenmoor Avenue SE, Suite 211
Grand Rapids, Michigan 49546
(Full mailing address of principal executive offices)

(616) 734-6099
(Issuer’s telephone number, including area code)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND FIGURES

This Annual Report on Form 1-K, or the Annual Report, of Red Oak Capital Fund II, LLC, a Delaware limited liability company, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in our offering circular dated September 4, 2018, filed pursuant to Rule 253(g)(2), under the caption “RISK FACTORS” and which are incorporated herein by reference (https://www.sec.gov/Archives/edgar/data/1742521/000165495418009827/redoak_253g2.htm).

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

All figures provided herein are approximate.

Item 1. Business

General

Unless the context otherwise requires or indicates, references in this Annual Report on Form 1-K to “us,” “we,” “our” or “our Company” refer to Red Oak Capital Fund II, LLC, a Delaware limited liability company.

Red Oak Capital Fund II, LLC, a Delaware limited liability company, was formed on April 25, 2017. We acquire and manage commercial real estate loans and securities and other real estate-related debt instruments. We implement an investment strategy that preserves and protects our capital while producing attractive risk-adjusted returns generated from current income on our portfolio. We actively participate in the servicing and operational oversight of our assets through our manager, Red Oak Capital Group GP, LLC, or our Manager, rather than subrogate those responsibilities to a third party.

The Company does not act as a land or real estate developer and currently has no intent to invest in, acquire, own, hold, lease, operate, manage, maintain, redevelop, sell or otherwise use any undeveloped real property or developed real property, unless such actions are necessary or prudent based upon borrower default in accordance with the terms of the debt instruments held by the Company.

We filed an offering statement on Form 1-A, or the Offering Statement, with the United States Securities and Exchange Commission, or the SEC, on June 6, 2018, which offering statement was qualified by the SEC on September 4, 2018. Pursuant to the Offering Statement, we are offering a minimum of $2,000,000 in the aggregate and a maximum of $50,000,000 in the aggregate of the Company’s 6.5% senior secured bonds, or the Bonds. The purchase price per Bond is $1,000, with a minimum purchase amount of $10,000. Assuming that the maximum amount of Bonds is purchased and issued, we anticipate that the net proceeds will be between approximately $1,761,000 and $1,856,000 if we sell the minimum offering amount and between approximately $44,025,000 and $44,737,500 if we sell the maximum offering amount. Proceeds from the sale of the Bonds will be used to invest in collateralized senior commercial mortgage notes, or property loans, and pay or reimburse selling commissions and other fees and expenses associated with the offering of the Bonds. As of December 31, 2018, we had sold $228,000 and $5,104,000 of Series A and Series B Bonds, respectively. We intend to continue to sell the Bonds through December 31, 2019, or the date upon which our Manager determines to terminate the offering, in its sole discretion.

On December 27, 2018, the Company executed a Commercial Loan Agreement pursuant to which the Company, as lender, provided a $1,550,000 senior secured loan to Hubbard Group, LLC, a Virginia limited liability company (the “Hubbard Group Loan”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – For the Year Ended December 31, 2018” for a description of the Hubbard Group Loan.

On March 5, 2019, the Company executed a Commercial Loan Agreement pursuant to which the Company, as lender, provided a $5,000,000 senior secured loan (the “Hampton Inn Loan”) to Fleurdelis Hospitality, Inc., a Texas corporation. On March 25, 2019, the Company executed a Commercial Loan Agreement pursuant to which the Company, as lender, provided a $2,831,250 senior secured loan (the “Mendoza Loan”) to Nakaddu, LLC, a Colorado limited liability company. Descriptions of the Hampton Inn Loan and the Mendoza Loan are incorporated by reference herein to that Current Report on Form 1-U dated April 3, 2019, located at: https://www.sec.gov/Archives/edgar/data/1742521/000165495419004027/rocf_1u.htm.

We are managed by our Manager, which is wholly controlled by Red Oak Capital Group, LLC, a Delaware limited liability company, or our Sponsor, a Grand Rapids, Michigan based commercial real estate finance company specializing in the acquisition, processing, underwriting, operational management and servicing of commercial real estate debt instruments. We benefit from our Sponsor’s significant experience in the marketing and origination of project transactions in which to properly and efficiently evaluate suitable investments for our Company.

We do not have any employees. We rely on the employees of our Sponsor, as the sole member of our Manager, and its affiliates for the day-to-day operation of our business.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

We commenced active operations upon the first closing of our offering of Bonds on November 16, 2018. To date we have received approximately $13,545,000 in net proceeds from our offering of Bonds and have invested $9,381,250 in first mortgage loans. Additional net proceeds from our Bonds offering will be applied to invest in collateralized senior commercial mortgage notes, or property loans, and the payment or reimbursement of selling commissions and other fees, expenses and uses as set forth in the Offering Statement. We will experience a relative increase in liquidity as we receive additional proceeds from the sale of Bonds and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition and operation of our assets.

We have not entered into any arrangements creating a reasonable probability that we will own any additional specific property loans or other assets. The number and size of additional property loans and other assets that we will acquire will depend upon the number of Bonds sold and the resulting amount of the net proceeds available for investment in additional property loans and other assets. Until required for the acquisition or operation of assets or used for distributions, we will keep the net proceeds of the Bonds offering in short-term, low risk, highly liquid, interest-bearing investments.

We intend to make reserve allocations as necessary to (i) aid our objective of preserving capital for our investors by supporting the maintenance and viability of assets we acquire in the future and (ii) meet the necessary covenants of the Bonds. If reserves and any other available income become insufficient to meet our covenants and cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, restructuring property loans or liquidating our investment in one or more assets. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us. Additionally, our ability to borrow additional funds will be limited by the restrictions placed on our and our subsidiaries' borrowing activities by our indenture.

Results of Operations – For the Year Ended December 31, 2018

We operate on a calendar year. Set forth below is a discussion of our operating results for the year ended December 31, 2018.

As of December 31, 2018, the Company held one senior secured loan, pursuant to which the Company, as the lender, provided a $1,550,000 senior secured loan (the “Hubbard Group Loan”) to Hubbard Group, LLC, a Virginia limited-liability company (the “Borrower”). The Bankruptcy Court of the Eastern District of Virginia issued an Order, dated December 14, 2018, pursuant to which the Borrower was authorized to incur the debt set forth in the Hubbard Group Loan.

The Hubbard Group Loan is evidenced by a Commercial Promissory Note in the principal amount of $1,550,000 (the “Hubbard Group Note”). The Hubbard Group Note carries an interest rate of ten percent (10.0%) and will mature, and is payable, on December 27, 2019. The Borrower has the option to extend the maturity date of the Hubbard Group Note for two additional six-month terms, subject to certain terms and conditions, including the payment of extension points in an amount equal to two percent (2.0%) of the outstanding and unpaid principal at the time of each additional extension and a one percent (1.0%) increase in the note’s interest rate for each additional extension option. The Hubbard Group Note is prepayable in whole or in part, subject to the following penalties for prepayment: (i) any payment of principal within the first six (6) months of the loan term is subject to a penalty of three percent (3.0%) of the unpaid principal balance; and (ii) during the remainder of the loan term, any prepayment of the principal outstanding balance outside of the six (6) months prior to the maturity date is subject to a penalty of one percent (1.0%) of the unpaid principal balance. The Hampton Inn Note contains no penalty for prepayments made within six (6) months of the maturity date.

The Hubbard Group Loan is secured by all property of the Hubbard Group Borrower in the possession of the Company, including the capital reserve account established pursuant to the terms of the Hubbard Group Loan, all real property held in the name of the Borrower or in which the Borrower has an interest, all securities or other property belonging to the Borrower held by the Company and all deposits and other sums due from the Company to the Borrower. The Hubbard Group Loan may also be secured by any mortgage, security agreement, pledge, assignment or other agreement executed by the Borrower for the benefit of the Company in the future.

Proceeds from the Hubbard Group Loan were used to refinance the existing debt on the single-story, 9,500 square foot multi-tenant office building located at 56 Foreston Woods, Dr. in Stafford, Virginia (the “Hubbard Group Property”). The Property was appraised at $2,240,000 as of September 27, 2018.

The foregoing is a summary of the Hubbard Group Loan and the Hubbard Group Note and is qualified in its entirety by reference to the complete text of the Hubbard Group Loan and the Hubbard group Note, which are filed by the Company as Exhibits 6(e) and 6(f), respectively, to this Annual Report on Form 1-K and are incorporated by reference into this Item 2.

For the year ended December 31, 2018, our total revenues from operations amounted to $4,009. Operating costs for the same period, including organization fees of $106,640 and bond interest expense of $46,400 amounted to $175,932. Net loss for the year amounted to $171,923.

We are working diligently through our expanding pipeline of potential senior secured loans in order to deploy our cash on hand as well as the proceeds from future closings of our Bonds offering, which will be held on or about the 20th of each month through December 31, 2019 or the date upon which our Manager determines to terminate the offering, in its sole discretion.

Results of Operations – Period from Inception (April 25, 2017) through December 31, 2017

We had not commenced operations in fiscal 2017.

Liquidity and Capital Resources

As of December 31, 2018, we had sold $228,000 and $5,104,000 of Series A and Series B Bonds, respectively, pursuant to our offering of Bonds. Our principal demands for cash will continue to be for acquisition costs, including the purchase price or principal amount of any property loans, securities or other assets we acquire, the payment of our operating and administrative expenses, and all continuing debt service obligations, including our debt service on the Bonds. Generally, we will fund additional acquisitions from the net proceeds of the Bonds offering. We intend to acquire additional assets with cash and/or debt. As we are dependent on capital raised in our offering of Bonds to conduct our business, our investment activity over the next twelve (12) months will be dictated by the capital raised in the offering. We expect to originate or acquire property loans and meet our business objectives regardless of the amount of capital raised in our offering of Bonds. If the capital raised in the offering is insufficient to purchase assets solely with cash, we will implement a strategy of utilizing a mix of cash and debt to acquire assets.

We expect to use debt financing in addition to our Bonds as a source of capital. We have a limit of 25% of the aggregate Bond principal raised on the amount of additional debt that can be employed in the operations of the business.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and all continuing debt service obligations, including the debt service obligations of the Bonds. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent upon the performance of the mortgagor related to each of our assets and the economic and business environments of the various markets in which our underlying collateral properties are located. Our ability to liquidate our assets is partially dependent upon the state of real estate markets and the ability of mortgagors to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow obtained from operations. If cash flow from operations is insufficient then we may exercise the option to partially leverage the asset to increase liquidity. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, we may use funds out of our Bond Service Reserve. Moreover, our Manager may change this policy, in its sole discretion, at any time to facilitate meeting its cash flow obligations.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of assets and undistributed cash flow, subject to the limitations previously described. Note that, currently, we have not identified any additional source of financing, other than the proceeds from our Bonds offering, and there is no assurance that such sources of financing will be available on favorable terms or at all.

Trend Information

In the fourth quarter of 2018, we had sold $228,000 and $5,104,000 of Series A and Series B Bonds, respectively, pursuant to the Bonds offering. In the first quarter of 2019, we sold $614,000 and $9,052,000 of Series A and Series B Bonds, respectively, pursuant to the Bonds offering. The sale of the Bonds has been growing from the fourth quarter of 2018 to the first quarter of 2019, and we expect the average closings to remain consistent from the first quarter 2019 through December 31, 2019 or the termination of the offering, whichever occurs first. As Bonds are sold, we intend to use the net proceeds from the offering to continue to issue senior secured loans on commercial real estate and thereby increase cash flows.

In the fourth quarter of 2018, we closed on one senior secured loan totaling $1,550,000 in total principal outstanding. In the first quarter of 2019, we closed on two senior secured loans totaling $7,831,250 in total principal outstanding. The closing of senior secured loans has increased from the fourth quarter of 2018 to the first quarter of 2019, and we expect the deployment of capital to increase each quarter through December 31, 2019. As we issue additional senior secured loans on commercial real estate, the Company’s cash flows are expected to continue to increase.

Item 3. Directors and Officers

The following table sets forth information on our board of managers and executive officers of our Sponsor. We are managed by our Manager, which is wholly controlled by our Sponsor. Consequently, we do not have our own separate board of managers or executive officers.

Name	Age	Position with our Company	Director/Officer Since
Chip Cummings	56	Senior Managing Partner	September 2015
Joseph Elias	39	Senior Partner – Chief Technologist	September 2015
Kevin P. Kennedy	53	Senior Partner – Capital & Platform Distribution	September 2016
Jason Anderson	33	Chief Financial Officer	May 2018
Raymond T. Davis	52	Executive Vice President	May 2018

Set forth below is biographical information for our Sponsor’s executive officers.

Chip Cummings is a founding partner, Senior Managing Partner and a member of the board of managers for our Sponsor. He joined our Sponsor in September 2015. He is responsible for asset acquisition, compliance and portfolio management. Chip has over 30 years of experience in the real estate lending arena and managed various private equity funds for the past 6 years, including Red Oak Capital Fund LLC, Pineridge Park Properties LLC, Northwind Holdings 14 LLC and Special Assets VI LLC. Chip has also been the President and Chief Executive Officer of Northwind Financial Corporation since November 2000. Chip is licensed broker and lender and has overseen several billion dollars in transactions. He has underwritten for Fannie Mae, Freddie Mac, Federal Housing Administration and several Fortune 100 lenders. He is Certified Fraud Examiner and has been recognized in federal and state courts as a mortgage finance expert. Chip has developed and administered programs for the U.S. Department of Housing and Urban Development and numerous financial institutions throughout the U.S. Chip served many Commercial Real Estate Boards and national committees and is a #1 best-selling author of several real estate books, he has appeared on numerous radio and television programs and recently was the financial expert for FOX News. Chip attended Eastern Michigan University and is a Certified National Trainer in the areas of real estate fraud and mortgage finance.

Joseph Elias is a founding partner, Senior Partner – Chief Technologist and a member of the board of managers for our Sponsor. He is responsible for platform development and enhancement. Previously, Joe cofounded Loquidity in 2014, a commercial real estate crowdfunding platform where he served as COO, in which capacity he served until 2018. Joe possesses more than 14 years of executive technology operations experience with Fortune 50 companies and 17 years of experience in real estate finance and development. He has spent his career leading corporate transformation and achieving significant operational efficiencies by successfully integrating new technologies. This expertise combined with an entrepreneurial spirit, inspired him to develop innovative scalable solutions to transform the real estate investing landscape through the ROCX Platform. Prior to that, Joe served as a senior director at Comcast from 2003 to 2014, managing a $1 billion portfolio program. He and his team worked to implement new technology realizing an estimated $300 million in cost savings. Prior to Comcast, he was a project manager at General Motors. Joe operated multiple successful family businesses, managing millions of dollars’ worth of real estate assets in major Midwestern markets. Joe earned his Bachelor of Science in Management Information Systems from Wayne State University and holds an MBA from the Ross School of Business at the University of Michigan.

Kevin P. Kennedy is Senior Partner – Capital & Platform Distribution and a member of the board of managers for our Sponsor. He is responsible for capital acquisition, platform distribution and broker dealer relationships. Kevin has 25 years of experience in investment management. Most recently, he was with BlackRock Investment Management Corporation from 1990 to 2016, where he served as Managing Director and Divisional Sales Director prior to leaving. His team was responsible for selling and marketing BlackRock’s active, passive and alternative investments. Prior to BlackRock, Kevin was a Director and Vice President for Merrill Lynch Investment Managers covering the Midwest region. He began his career with Merrill Lynch in 1990 as a trading liaison. He was instrumental in helping both firms raise billions in sales, increase revenue, new offerings, platform enhancements and sales team development. Kevin holds a Series 7, 24, 63, 65 and 66 securities licenses. He received his Bachelor of Arts degree from Duquesne University, in Pittsburg, PA.  He completed his Certified Investment Management Analyst certification (CIMA) designation from Wharton Executive Education-University of Pennsylvania in 2007.

Jason Anderson is Chief Financial Officer for our Sponsor. He focuses on the creation and development of operational and accounting expertise. Jason has more than 12 years in the financial services industry. Under his tenure as a Shareholder, Director and Executive Committee Member at Strait Capital from 2009 to 2017, assets under administration increased from $40 Million to over $4 Billion. His expertise lies in architecting and delivering a full-fledge institutional operating platform for hedge funds, private equity groups, and family offices. Jason launched over 100 alternative investment vehicles while at Strait Capital. Jason has also served as Director of Anderson Capital Consulting LLC since 2017. He began his career as a hedge fund analyst specializing in distressed securities, mergers and acquisitions, and capital arbitrage strategies. While a university student, he was hand-picked to serve as an analyst for the $1+ Billion SMU Endowment Fund. Jason graduated Magna Cum Laude with a Bachelor of Business Administration in Finance and a Bachelor of Science in Economics with Business Honors and Department Distinction from Southern Methodist University. Jason has earned the Chartered Financial Analyst (CFA) designation.

Raymond T. Davis is Executive Vice President for our Sponsor. Ray is responsible for product development and sales distribution for our Sponsor. He focuses on developing and creating strategic offerings with distribution partners within the Independent Broker Dealer community and Pension Funds. Ray holds more than 20 years of management experience. Since 2014, Ray has focused on his operational and strategic skills to implement policy, process and operational enhancements for product offerings for the broker dealer community. Ray has served both private companies and registered alternative investment funds in various senior roles. Previously, Ray was a Senior Managing Director responsible for growth and build out of two distribution channels. Ray attended Wayne State University.

Director and Executive Compensation

Our company does not have executives. It is operated by our Manager. We will not reimburse our Manager for any portion of the salaries and benefits to be paid to its executive officers.

Item 4. Security Ownership of Management and Certain Security Holders

The table below sets forth, as of December 31, 2018, certain information regarding the beneficial ownership of our outstanding membership units for (1) each person who is expected to be the beneficial owner of 10% or more of our outstanding membership units and (2) each of our named executive officers, if together such group would be expected to be the beneficial owners of 10% or more of our outstanding membership units. Each person named in the table has sole voting and investment power with respect to all of the membership units shown as beneficially owned by such person. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Class A	Chip Cummings*	N/A	33.00%

Class A	Joseph Elias*	N/A	33.00%

Class A	Kevin Kennedy*	N/A	33.00%

Class A	All Executives and Managers*	N/A	99.00%
_________________
*625 Kenmoor Avenue SE, Suite 211, Grand Rapids, Michigan 49546

Item 5. Interest of Management and Others in Certain Transaction

For further details, please see Note 4, Related Party Transactions in Item 7, Financial Statements.

Item 6. Other Information

               On December 27, 2018, the Company executed a Commercial Loan Agreement pursuant to which the Company provided the Hubbard Group Loan to Borrower. The description of the Hubbard Group Loan set forth in Item 2 to this Current Report on Form 1-K is hereby incorporated by reference into this Item 6.

Item 7. Financial Statements

RED OAK CAPITAL FUND II, LLC

FINANCIAL STATEMENTS
AND
INDEPENDENT AUDITOR'S REPORT

DECEMBER 31, 2018

Red Oak Capital Fund II, LLC
Contents

Independent Auditor's Report	1

Financial Statements

Balance Sheet	2

Statement of Operations	3

Statement of Changes in Member's Capital	4

Statement of Cash Flows	5

Notes to Financial Statements	6-11

Independent Auditor’s Report

To the Managing Member
Red Oak Capital Fund II, LLC

We have audited the accompanying financial statements of Red Oak Capital Fund II, LLC (a Delaware limited liability corporation), which comprise the balance sheet as of December 31, 2018, and the related statements of operations, changes in member’s capital, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Red Oak Capital Fund II, LLC as of December 31, 2018, and the results of its operations, changes in member’s capital, and cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

/s/ UHY LLP
Farmington Hills, Michigan
April 26, 2019

Red Oak Capital Fund II, LLC
Balance Sheet
December 31, 2018

Assets

Current assets:
Cash and cash equivalents	$3,211,944
Restricted cash - bond service reserve	192,699
Mortgage loans receivable, held for investment	1,550,000
Loan interest receivable	1,699
Total current assets	4,956,342

Total assets	$4,956,342

Liabilities and Member's Deficit

Current liabilities:
Loan interest reserves	$77,500
Deferred loan origination income	76,651
Bond interest payable	35,707
Due to managing member	57,007
Bond proceeds received in advance	30,000
Other current liabilities	28,611
Total current liabilities:	305,476

Long-term liabilities:
Series A bonds payable, net	216,468
Series B bonds payable, net	4,606,221
Total long-term liabilities:	4,822,689

Total liabilities	5,128,165

Member's deficit:	(171,823)

Total liabilities and member's deficit	$4,956,342

Red Oak Capital Fund II, LLC
Statement of Operations
For the year ending December 31, 2018

Revenue:
Mortgage interest income	$2,548
Interest income	1,461
Total revenue	4,009

Expenses:
Bond interest expense	46,400
Management fees	7,742
Management acquisition fees	7,750
Organization fees	106,640
Escrow agent fees	7,367
Bank fees	33
Total expenses	175,932

Net income (loss)	$(171,923)

Red Oak Capital Fund II, LLC
Statement of Changes in Member's Capital
For the year ending December 31, 2018

Managing Member

Member's capital, January 1, 2018	$-

Capital contributions	100

Capital distributions	-

Net income (loss)	(171,923)

Member's deficit, December 31, 2018	$(171,823)

Red Oak Capital Fund II, LLC
Statement of Cash Flows
For the year ending December 31, 2018

Cash flows from operating activities:
Net income (loss)	$(171,923)

Adjustments to reconcile net income (loss)
to net cash provided by (used in) operating activities:
Amortization of loan origination income	(849)
Amortization of debt issuance costs	10,693
Change in other operating assets and liabilities:
Net change in restricted cash - bond service reserve	(192,699)
Net change in loan interest receivable	(1,699)
Net change in bond interest payable	35,707
Net change in due to managing member	57,007
Net change in bond proceeds received in advance	30,000
Net change in other current liabilities	28,611

Net cash provided by (used in) operating activities	(205,152)

Cash flows from investing activities:
Mortgage notes	(1,395,000)

Net cash provided by (used in) investing activities	(1,395,000)

Cash flows from financing activities:
Member contributions	100
Series A Bonds issued	228,000
Series B Bonds issued	5,104,000
Debt issuance costs	(520,004)

Net cash provided by (used in) financing activities	4,812,096

Net change in cash and cash equivalents	3,211,944

Cash and cash equivalents, beginning of year	-

Cash and cash equivalents, end of year	$3,211,944

Red Oak Capital Fund II, LLC
Notes to Financial Statements
For the year ending December 31, 2018

1. Organization

Red Oak Capital Fund II, LLC, (the “Company”) is a Delaware limited liability company formed to originate senior loans collateralized by commercial real estate in the United States of America. The Company’s purpose is to originate, acquire, and manage commercial real estate loans and securities and other commercial real estate-related debt instruments. Red Oak Capital GP, LLC is the Managing Member and owns 100% of the member interests in the Company.

The Company formed on April 25, 2017 and commenced operations on November 16, 2018. The Company is raising a maximum of $50 million of Series A Bonds and Series B Bonds pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. The minimum offering requirement of $2 million was achieved and an initial closing was held on November 16, 2018 whereby the intial offering proceeds were released from escrow. The Company’s term is indefinite.

2. Significant accounting policies

Basis of presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and all values are stated in United States dollars.

Use of estimates

The preparation of the financial statements requires the Managing Member to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. The Managing Member believes the estimates utilized in preparing the Company’s financial statements are reasonable and prudent; however, actual results could differ from these estimates and such differences could be material to the Company's financial statements.

Fair value – hierarchy of fair value

In accordance with FASB ASC 820-10, Fair Value Measurements and Disclosures, the Company discloses the fair value of its assets and liabilities in a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation. FASB ASC 820-10-35-39 to 55 provides three levels of the fair value hierarchy as follows:

Level One - Inputs use quoted prices in active markets for identical assets or liabilities of which the Company has the ability to access.

Level Two - Inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level Three - Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset.

In instances whereby inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgement and considers factors specific to each asset or liability.

Red Oak Capital Fund II, LLC
Notes to Financial Statements
For the year ending December 31, 2018

2. Significant accounting policies (continued)

Cash and cash equivalents

Cash represents cash deposits held at financial institutions. Cash equivalents may include short-term highly liquid investments of sufficient credit quality that are readily convertible to known amounts of cash and have original maturities of three months or less. Cash equivalents are carried at cost, plus accrued interest, which approximates fair value. Cash equivalents are held to meet short-term liquidity requirements, rather than for investment purposes. Cash and cash equivalents are held at major financial institutions and are subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation or Securities Investor Protection Corporation or Securities Investor Protection Corporation limitations.

Mortgage loans receivable

Mortgage loans receivable are classified as held-for-investment based on the Company’s intention and ability to hold the loans until maturity. The loans are stated at the amount of unpaid principal adjusted for any impairment or allowance for loan losses. The Company’s mortgage loans consist of senior secured private company loans collateralized by the borrower’s underlying commercial real estate assets. The repayment of the loans will be dependent upon the borrower’s ability to obtain a permanent financing solution or to sell the commercial real estate asset. The Company’s mortgage loans receivable have heightened credit risk stemming from several factors, including the concentration of loans to a limited number of borrowers, the likelihood of construction projects running over budget, and the inability of the borrower to sell the underlying commercial real estate asset.

Nonaccrual loans

Interest income is recognized to the extent paid or if the analysis performed on the related receivables supports the collectability of the interest receivable. A loan is placed on nonaccrual when the future collectability of interest and principal is not expected, unless, in the determination of the Managing Member, the principal and interest on the loan are well collateralized and in the process of collection. When classified as nonaccrual, accrued interest receivable on the loan is reversed and the future accrual of interest is suspended. Payments of contractual interest are recognized as income only to the extent that full recovery of the principal balance of the loan is reasonably certain. No loans were in nonaccrual status at December 31, 2018.

Impairment and allowance for loan losses

Mortgage loans receivable are considered “impaired” when, based on observable information, it is probable the Company will be unable to collect the total amount outstanding under the contractual terms of the loan agreement. The Managing Member assesses mortgage loans receivable for impairment on an individual loan basis and determines the extent to which a specific valuation allowance is necessary by comparing the loan’s remaining balance to either the fair value of the collateral, less the estimated cost to sell, or the present value of expected cash flows, discounted at the loan’s base interest rate.

An allowance for loan losses on mortgage loans receivable is established through a provision for loan losses charged against income and includes specific reserves for impaired loans. Loans deemed to be uncollectible are charged against the allowance when the Managing Member believes that the collectability of the principal is unlikely and subsequent recoveries, if any, are credited to the allowance. The Managing Member’s periodic evaluation of the adequacy of the allowance is based on an assessment of the current loan portfolio, including known inherent risks, adverse situations that may affect the borrowers’ ability to repay, the estimated value of any underlying collateral, and current economic conditions. There were no impairments recorded during the year ended December 31, 2018.

Red Oak Capital Fund II, LLC
Notes to Financial Statements
For the year ending December 31, 2018

2. Significant accounting policies (continued)

Bonds payable

Company-issued bonds will be held as a liability upon the effective date of closing. The bond interest will be expensed on an accrual basis. The contingent interest associated with the bonds will be recognized on an accrual basis at the end of each reporting period assuming a hypothetical liquidation of the Company’s mortgage loans receivable at fair value.

Income and expense recognition

Interest income and other related income are recognized on an accrual basis when earned, except as noted in the nonaccrual loans section above. Operating expenses and other related expenses are recorded on an accrual basis as incurred.

Income taxes

As a limited liability company, the Company itself is not subject to United States federal income taxes. The sole member is individually liable for income taxes, if any, on its share of the Company's net taxable income. Accordingly, no provision or credit for income taxes is recorded in the accompanying financial statements. The Company anticipates paying distributions to its member in amounts adequate to meet their tax obligation.

The Company applies the authoritative guidance for uncertainty in income taxes included in Financial Accounting Standards Board (“FASB”) ASC 740, Income Taxes, as amended by Accounting Standards Update 2009-06, Implementation Guidance on Accounting for Uncertainty in Taxes and Disclosures Amendments for Nonpublic Entities. This guidance requires the Company to recognize a tax benefit or liability from an uncertain position only if it is more likely than not that the position is sustainable, based on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents. If this threshold is met, the Company would measure the tax benefit or liability as the largest amount that is greater than 50% likely of being realized upon ultimate settlement.

As of December 31, 2018, the Company had not recorded any benefit or liability for unrecognized taxes.

The Company files United States federal income tax returns as well as various state returns. With few exceptions, the Company’s tax returns and the amount of allocable income or loss are subject to examination by taxing authorities for three years subsequent to the Company’s commencement of operations. If such examinations result in changes to income or loss, the tax liability of the members could be changed accordingly. There are currently no examinations being conducted of the Company by the Internal Revenue Service or any other taxing authority.

The Company accrues all interest and penalties under relevant tax law as incurred. As of December 31, 2018, no amount of interest and penalties related to uncertain tax positions was recognized in the Statement of Operations.

Extended Transition Period

Under Section 107 of the Jumpstart Our Business Startups Act of 2012, the Company is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. This permits the Company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

Red Oak Capital Fund II, LLC
Notes to Financial Statements
For the year ending December 31, 2018

2. Significant accounting policies (continued)

Recent Accounting Pronouncements – Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. In addition, ASU No. 2014-09 requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. ASU No. 2014-09 supersedes most existing U.S. GAAP revenue recognition principles, and it permits the use of either the retrospective or cumulative effect transition method. ASU No. 2014-09 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within those annual periods. The Company has elected to adopt this standard under the modified retrospective approach, effective January 1, 2019. After performing an initial assessment, we have determined that this standard will not have a material impact on the Company’s financial statements and related disclosures.

In November 2016, the FASB issued Accounting Standards Update No. 2016-18, Restricted Cash (“ASU 2016-18”), which clarifies the presentation requirements of restricted cash within the statement of cash flows. The changes in restricted cash and restricted cash equivalents during the period should be included in the beginning and ending cash and cash equivalents balance reconciliation on the statement of cash flows. When cash, cash equivalents, restricted cash, and restricted cash equivalents are presented in more than one-line items within the statement of financial position, an entity shall calculate a total cash amount in a narrative or tabular format that agrees to the amount shown on the statement of cash flows. Details on the nature and amounts of restricted cash should also be disclosed. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those reporting periods. After performing an initial assessment, we have determined that this standard will result in a change to our cash flow presentation whereby cash and cash equivalents will also include restricted cash. Additional disclosures will be added as applicable.

3. Mortgage loans receivable

As of December 31, 2018, the Company held approximately $1.55 million of mortgage loans receivable. This consisted of one mortgage loan where the interest rate was 10% with a twelve-month term and two optional six-month extensions. The Company earned and accrued nearly $1,700 of mortgage loan interest income during 2018.

For the year ending December 31, 2018, the Company collected approximately $77,500 of origination fees and recognized nearly $850 of origination fee income, the remaining amount held as deferred loan origination income.

In accordance with the Company’s mortgage loans receivable agreements, each borrower must fund a loan interest reserve account with six to twelve months of interest payments. As of December 31, 2018, the loan interest reserve account contained approximately $77,500.

4. Related party transactions

The Company will pay an annual management fee, calculated and payable on a quarterly basis, to the Managing Member. The management fee is based on an annual rate of 2.00% of the gross principal outstanding of Series A Bondholders and 1.75% of gross principal outstanding of Series B Bondholders. As of December 31, 2018, $7,742 of management fees have been earned and $1,375 of management fees are payable to the Managing Member.

The Company will pay an acquisition fee to the Managing Member. The acquisition fee is calculated as 0.50% of the gross mortgage loans receivable, inclusive of any closing costs. As of December 31, 2018, $7,750 of acquisition fees have been earned and accrued to the Managing Member.

Red Oak Capital Fund II, LLC
Notes to Financial Statements
For the year ending December 31, 2018

4. Related party transactions (continued)

The Company will pay organization fees, calculated and payable at every closing, to the Managing Member. The organizational fee is calculated as 2.00% of the gross principal outstanding of both Series A and Series B Bondholders. As of December 31, 2018, $106,640 of organization fees have been earned and $46,880 of organization fees are payable to the Managing Member.

5. Member’s equity

During 2018, the Managing Member, as sole member of the Company, made capital contributions of $100, as required by the Agreement, and received no distributions.

6. Bonds payable

During 2018, the Company issued approximately $0.23 million and $5.1 million of Series A and B Bonds, respectively. The Bonds are secured by a senior blanket lien on all assets of the Company. The Company has incurred and will continue to incur debt issuance costs from the Series A and Series B Bond offerings. The Company capitalizes and amortizes the costs through the maturity of each Series as applicable. As of December 31, 2018, there have been approximately $520,000 of debt issuance costs incurred by the Company and approximately $10,700 has been amortized to bond interest expense.

Bonds payable as of December 31, 2018 are comprised of the following:

Series A bonds payable	$228,000
Series B bonds payable	5,104,000
Debt issuance costs	(509,311)

Total bonds payable, net	$4,822,689

Following the first full fiscal quarter after the initial closing date of the offering, the Company anticipates making quarterly interest payments to the Series A and Series B Bondholders at a rate of 6.5% per annum and 8.5% per annum, respectively. As of December 31,2018, the Company has accrued approximately $35,700 of bond interest expense between both sets of Bondholders. The Company anticipates making the first interest payment on April 30th, 2019.

In accordance with the Series A and Series B Bond Offering Documents and Indenture, a Bond Service Reserve account was established with Prime Trust. As it is required, the Company will keep 3.75% of gross offering proceeds with the trustee for a period of one year following the first closing date of November 16, 2018. As of December 31, 2018, the account contained $192,699, reflected as restricted cash – bond interest reserve on the Company’s balance sheet and can be used to meet the bonds service obligations.

The anticipated maturity date of Series A Bonds will be two years following the termination of the bond offering, but no later than December 31, 2021, whereas the maturity date will be five years following the termination of the bond offering, but no later than December 31, 2024 for Series B Bonds. Upon the maturity of the Series A and Series B Bonds, the bondholders will receive a Contingent Interest Payment equal to 4% and 24% of the Spread, respectively. The Spread is defined as the difference between such bond’s pro-rata share of revenue derived from senior secured private company loans less the interest paid to such bondholder, withholding for fees at the discretion of the Managing Member. As of December 31, 2018, the Company has accrued no contingent interest.

Red Oak Capital Fund II, LLC
Notes to Financial Statements
For the year ending December 31, 2018

6. Bonds payable (continued)

Series B Bonds will be redeemable beginning January 1, 2021. Once the Company receives written notice from the bondholder, it will have 120 days from the date of receipt to redeem the bonds at a price per bond equal to: (i) $880 plus any accrued but unpaid interest on the Bond if the notice is received on or after January 1, 2021 and (ii) $900 plus any accrued but unpaid interest on the Bond if the notice is received on or after January 1, 2023.

The Company’s obligation to redeem bonds in any given year pursuant to this Series B Redemption is limited to 10% of the outstanding principal balance of the Series B Bonds on January 1st of the applicable year. Bond redemptions pursuant to the Series B Redemption will occur in the order that notices are received.

7. Commitments and contingencies

The Company has provided general indemnifications to the Managing Member, any affiliate of the Managing Member and any person acting on behalf of the Managing Member or that affiliate when they act, in good faith, in the best interest of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

8. Subsequent events

Since December 31, 2018, the Company executed three closings resulting in total gross proceeds of $614,000 and $9,052,000 of Series A and Series B Bonds, respectively.

On March 5, 2019, the Company closed a senior secured mortgage loan at an interest rate of 12% and total principal of $5,000,000. The underlying commercial property is a 55-room Hampton Inn located in the state of Texas.

On March 25, 2019, the Company closed a senior secured mortgage loan at an interest rate of 11% and total principal of $2,831,250. The underlying commercial property is an 80-unit apartment complex located in the state of Georgia.

The financial statements were approved by management and available for issuance on April 26, 2019. Subsequent events have been evaluated through this date.

Item 8. Exhibits

Exhibit Number	Exhibit Description

(2)(a)	Certificate of Formation of Red Oak Capital Fund II, LLC, incorporated by reference to Exhibit 2(a) of the Company’s Form 1-A filed on June 6, 2018

(2)(b)	Limited Liability Company Agreement of Red Oak Capital Fund II, LLC, incorporated by reference to Exhibit 2(b) of the Company’s Form 1-A filed on June 6, 2018

(3)(a)	Form of Indenture between Red Oak Capital Fund II, LLC and Prime Trust, LLC, incorporated by reference to Exhibit 3(a) of the Company’s Form 1-A/A filed on August 1, 2018

(3)(b)	Form of Series A Bond, incorporated by reference to Exhibit 3(b) of the Company’s Form 1-A/A filed on August 1, 2018

(3)(c)	Form of Series B Bond, incorporated by reference to Exhibit 3(c) of the Company’s Form 1-A/A filed on August 1, 2018

(3)(d)	Pledge and Security Agreement, incorporated by reference to Exhibit 3(d) of the Company’s Form 1-A/A filed on August 1, 2018

(6)(a)
Commercial Loan Agreement, dated March 5, 2019, by and between Fleurdelis Hospitality, Inc. and Red Oak Capital Fund II, LLC, incorporated by reference to Exhibit 6.1 of the Company’s Form 1-U filed on April 3, 2019

(6)(b)
Commercial Promissory Note, dated March 5, 2019, issued by Fleurdelis Hospitality, Inc. in favor of Red Oak Capital Fund II, LLC, incorporated by reference to Exhibit 6.2 of the Company’s Form 1-U filed on April 3, 2019

(6)(c)	Commercial Loan Agreement, dated March 25, 2019, by and between Nakaddu, LLC and Red Oak Capital Fund II, LLC, incorporated by reference to Exhibit 6.3 of the Company’s Form 1-U filed on April 3, 2019

(6)(d)
Commercial Promissory Note, dated March 25, 2019, issued by Nakaddu, LLC in favor of Red Oak Capital Fund, II, LLC, incorporated by reference to Exhibit 6.4 of the Company’s Form 1-U filed on April 3, 2019

(6)(e)	Commercial Loan Agreement, dated December 27, 2018, by and between The Hubbard Group, LLC and Red Oak Capital Fund II, LLC

(6)(f)	Commercial Promissory Note, dated December 27, 2018, issued by The Hubbard Group, LLC in favor of Red Oak Capital Fund, II, LLC

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-K and has duly caused this Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids of Michigan on April 26, 2019.

RED OAK CAPITAL FUND II, LLC,
a Delaware limited liability company

By:             Red Oak Capital GP, LLC,
                   a Delaware limited liability company
Its:             Sole Member

By:            Red Oak Capital Group, LLC,
                  a Delaware limited liability company
Its:            Sole Member

By:            /s/ Chip Cummings
Name:       Chip Cummings
Its:            Manager

By:            /s/ Joseph Elias
Name:       Joseph Elias
Its:            Manager

By:            /s/ Kevin Kennedy
Name:       Kevin Kennedy
Its:            Manager

By:       /s/ Chip Cummings
Name:  Chip Cummings
Its:       Senior Managing Partner of the Sole Member of the Manager
            (Principal Executive Officer)

By:       /s/ Jason Anderson
Name:  Jason Anderson
Its:        Chief Financial Officer of the Sole Member of the Manager
            (Principal Financial Officer and Principal Accounting Officer)